Exhibit 10.1
CLEARWIRE CORPORATION
2010 EXECUTIVE CONTINUITY PLAN
(Effective April 30, 2010)

i

CLEARWIRE CORPORATION
2010 EXECUTIVE CONTINUITY PLAN
Effective April 30, 2010
Article 1. Purpose
     The Compensation Committee (as defined below) of Clearwire Corporation has approved this 2010 Executive Continuity Plan for certain senior executives of Clearwire Corporation and with whom Clearwire Corporation enters into a Participation Agreement (as defined below). The Executive Continuity Benefits (as defined below) are intended as a vehicle to help retain, incent and focus highly qualified executives.
Article 2. Definitions
     Whenever used in connection with this Plan, the following capitalized terms shall have the meanings set forth below.
     2.1 Anticipatory Termination means a termination of a Participant within the period between (i) (a) the date that the Board approves the transaction resulting in the Change in Control or (b) the date that any third party publicly announces its intention to engage in a transaction that, if consummated, would result in a Change in Control (for example, by launching a public tender or a proxy contest), as applicable, and (ii) the Closing Time in a manner that would entitle such Participant to benefits hereunder if such termination occurred after the Closing Time, but only if the Plan Administrator determines, as applicable, (x) the Employer terminated the Participant’s employment at the request or instruction of a party who had taken steps reasonably calculated to effect a Change in Control or (y) the Participant terminated his or her employment due to an event that would have constituted Good Reason if the date on which the Change in Control occurs was deemed to be the date immediately prior to the date of such event and such Good Reason event occurred by virtue of the request or instruction of a third party who had taken steps reasonably calculated to effect a Change in Control.
     2.2 Base Salary means the Participant’s annual base salary immediately prior to the Termination Date (without giving effect after a Change in Control to any reduction in Base Salary that constitutes Good Reason).
     2.3 Board means the Board of Directors of the Company.
     2.4 Cause means a good faith determination by the Company that any of the following has occurred: (i) the Participant’s indictment for, or conviction of, a felony or a crime involving fraud or a crime that would negatively affect the Company’s reputation if the Participant remained in his/her position; (ii) proof of a material violation of a key Company policy by the Participant (such policy violation must be of a substantial nature similar in magnitude to acts of harassment or discrimination); (iii) the Participant’s continued insubordination or a gross dereliction of duty by the Participant after written warning describing, with reasonable specificity, such failure; (iv) the Participant’s material breach of the Company’s Employee Confidentiality and Intellectual Property Agreement (or any similar or successor agreement) by the Participant; or (v) the Participant’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries.

An act or omission shall not be “willful” if conducted with a reasonable belief that such act or omission is in the best interests of the Company. Subject to the following sentence, the existence of Cause shall be determined by the Plan Administrator in good faith and based on a reasonable investigation of the underlying facts. Notwithstanding the foregoing, “Cause” for termination of a Group I Participant shall not exist unless and until there shall have been delivered to the Group I Participant a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Group I Participant and an opportunity for the Group I Participant, together with the Group I Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Group I Participant was guilty of the conduct set forth above in (i), (ii), (iii), (iv) or (v) of this paragraph and specifying the particulars thereof in detail.
     2.5 Change in Control means the occurrence of any of the following after the Effective Date:
          (a) An acquisition of securities of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities entitled to vote in the election of members of the Board (“Voting Securities”); provided, however, that the following acquisitions of Voting Securities shall not constitute a Change in Control under this clause (a): acquisitions by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), or (ii) any of the Strategic Investors or their Controlled Affiliates in a transaction approved by the Board;
          (b) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that, if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest;
          (c) The consummation of:
          (i) A merger, consolidation or reorganization (1) with or into the Company or a Subsidiary of the Company or (2) in which securities of the Company are issued (each, a “Merger”), unless such Merger is a “Non-Control Transaction” (as hereinafter defined);
          (ii) A complete liquidation or dissolution of the Company; or

          (iii) The sale or other disposition of all or substantially all of the U.S. assets of the Company and its direct and indirect Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) a transfer under conditions that would constitute a Non-Control Transaction, with the disposition of assets being regarded as a Merger for this purpose); or
          (d) The date as of which no class of the Company’s equity securities is, or is required to be, listed on a national securities exchange.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur under clauses (a), (b) or (c) above solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     2.6 Code means the Internal Revenue Code of 1986, as amended.
     2.7 Company means Clearwire Corporation.
     2.8 Compensation Committee means the compensation committee of the Board, or the Board or any subcommittee of the Board upon the assumption of the responsibilities of the compensation committee of the Board.
     2.9 Controlled Affiliate means, with respect to any Person, any other Person directly or indirectly under the control of that Person.
     2.10 Closing Time means the time as of which a Change in Control is consummated.
     2.11 Disability means the Participant’s inability, due to physical or mental incapacity, to substantially perform his/her duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of one hundred eighty (180) days during any period of twelve (12) consecutive months.
     2.12 Effective Date means April 30, 2010.
     2.13 Equity Awards means stock options, stock appreciation rights, restricted stock, restricted stock units or other similar rights with respect to the Company.
     2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.
     2.15 Executive Continuity Benefits mean the benefits under this Plan.

     2.16 Good Reason means the occurrence of any of the following during the Protection Period: (i) a significant, adverse change in the Participant’s duties, authorities or responsibilities; (ii) a relocation of the Participant’s principal office to a location more than thirty (30) miles from the Participant’s then current office; (iii) a material reduction (10% or greater) of the Participant’s Base Salary or bonus potential other than a reduction applicable to all or substantially all of the employees of the Company and its direct and indirect Subsidiaries taken as a whole; or (iv) a material breach by the Company of its obligations to the Participant. In each case, an occurrence of one of the foregoing shall constitute Good Reason only if it is not corrected within twenty (20) business days following the receipt by the Plan Administrator of written notice specifying, in reasonably detail, such occurrence and why the Participant believes it constitutes Good Reason. A Participant’s mental or physical incapacity following the occurrence of any event described in clauses (i) through (iv) hereof shall not affect the Participant’s ability to termination his/her employment for Good Reason. With respect to an event described above, Good Reason shall not exist until the expiration of the applicable cure period without such event being cured. For the avoidance of doubt, following any Change of Control under Section 2.5(d), the mere fact that the Company ceases to have any class of equity securities listed, or required to be listed, on a national securities exchange shall not constitute a significant, adverse change in a Participant’s duties, authorities or responsibilities for purposes of determining whether a Good Reason exists for such Participant.
     2.17 Group I Participant means the chief executive officer of the Company. Without the written consent of the affected Participant, in the event of a Change of Control, a Participant who otherwise qualifies as a Group I Participant as of the Closing Time cannot thereafter be removed as a Group I Participant during the Protection Period.
     2.18 Group II Participant means (a) an officer of the Company who reports directly to the Company’s chief executive officer, or (b) an officer or employee of the Company or its Subsidiaries who is listed on Schedule 1 attached hereto. Without the written consent of the affected Participant, in the event of a Change of Control, a Participant who otherwise qualifies as a Group II Participant as of the Closing Time cannot thereafter be removed as a Group II Participant during the Protection Period (unless such removal is to designate such Group II Participant as a Group I Participant).
     2.19 Group III Participant means all other officers of the Company or its Subsidiaries designated by (a) the Plan Administrator or (b) the Company’s Chief Executive Officer; provided, that, the Chief Executive Officer may only designate officers who are Vice Presidents or above and who are required to enter into Non-Competition Agreements (or substantially similar non-competition agreements) by the Company. The Plan Administrator may delegate authority to designate additional Group III Participants to any officer of the Company. Without the written consent of the affected Participant, in the event of a Change of Control, a Participant who otherwise qualifies as a Group III Participant as of the Closing Time cannot thereafter be removed as a Group III Participant during the Protection Period (unless such removal is to designate such Group III Participant as a Group I or Group II Participant).
     2.20 Non-Competition Agreement means an agreement in a form approved by the Plan Administrator pursuant to which Participant agrees for the benefit of the Company not to be employed by, or perform services as a contractor for, AT&T, Verizon, T-Mobile, Metro PCS,

Leap Wireless or any other organization whose primary business is offering wireless mobile broadband services that compete with the services offered by the Company in the United States as identified by the Plan Administrator prior to the applicable Termination Date for the following time periods (or if such period exceeds the maximum permitted under applicable laws, such shorter period as may be permitted under such applicable laws)(each of such periods, the “Non-Competition Period”):
          (a) For the Group I Participant:
               (i) eighteen (18) months for Regular Severance Benefits, and
               (ii) two years for Change of Control Benefits;
          (b) For a Group II or III Participant (or in the case of a Group III Participant, such shorter period as may be set forth in the applicable Participation Agreement):
               (i) one year for Regular Severance Benefits, and
               (ii) eighteen (18) months for Change of Control Benefits.
     2.21 Non-Control Transaction means a Merger in which:
          (a) the stockholders of the Company immediately before such Merger, in either case, own directly or indirectly, immediately following such Merger, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the surviving corporation, if there is no parent corporation of the surviving corporation or (y) if there is one or more than one parent corporation, the ultimate parent corporation, unless in either case the Merger results in any Person (other than the Strategic Investors or any of their Controlled Affiliates) acquiring Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Voting Securities of the surviving corporation or ultimate parent corporation, as applicable; and
          (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the surviving corporation, if there is no parent corporation of the surviving corporation, or (y) if there is one or more than one parent, the ultimate parent corporation.
     2.22 Participant means a Group I, Group II or Group III Participant who is an employee of the Company or its Subsidiaries prior to date of termination of this Plan.
     2.23 Participation Agreement means an agreement between a Participant and the Company, substantially in the form attached as APPENDIX A, which provides for the Participant’s participation in the Plan.
     2.24 Plan means this Clearwire Corporation 2010 Executive Continuity Plan, effective April 30, 2010, and subsequently amended from time to time.

     2.25 Plan Administrator means the Compensation Committee or its designee, as the committee shall determine.
     2.26 Protection Period means the two (2)-year period commencing on the Closing Time.
     2.27 Qualifying Healthcare Coverage means the health care coverage made available to employees of the Company with substantially similar duties and responsibilities to those of the Participant, as determined immediately prior to such Participant’s Termination Date.
     2.28 Release means a general waiver, release and agreement substantially in the form of the Form of Release attached hereto as APPENDIX B or in such other reasonable form as may be approved by the Plan Administrator.
     2.29 Strategic Investors means Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks LLC, Intel Corporation and Google Inc.
     2.30 Subsidiaries means, with respect to any person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the combined voting power of the then-outstanding securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or if no such vote is applicable, to generally vote in votes of the equityholders thereof) is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person. For the avoidance of doubt, Clearwire Communications LLC and its direct and indirect Subsidiaries shall be deemed Subsidiaries of the Company.
     2.31 Successor means the entity that is the survivor upon a Change in Control or otherwise becomes bound to the obligations of the Company by operation of law.
     2.32 Target Annual Compensation means the sum of (i) the Participant’s Base Salary and (ii) the Participant’s target annual bonus in effect on the Participant’s Termination Date, in each case determined without giving effect to any reductions, effected without the Participant’s consent, implemented during the Protection Period.
     2.33 Termination Date means the date on which the Participant’s employment with the Company and its Subsidiaries ceases.
     2.34 Transaction Agreement means a definitive written agreement that commits the signatories to a Change in Control involving the Company, pursuant to which the Change in Control contemplated in the Transaction Agreement actually occurs (including such agreements that contain conditions precedent to closing, but not including non-binding letters of intent or other similar non-binding expressions of interest).
Article 3. Eligibility for Executive Continuity Benefits
     Only those Participants who enter into a Participation Agreement shall become Participants in this Plan. The Participation Agreement must be executed by an authorized signatory of the Company and duly delivered to and executed by the Participant prior to the

Company entering into the Transaction Agreement relating to the Change in Control or on such later date as is approved by the Plan Administrator. A Participant in this Plan may become entitled to Executive Continuity Benefits hereunder only in accordance with the terms of this Plan.
Article 4. Regular Severance Benefit
     If the Participant’s employment is terminated after the Effective Date at any time other than during the Protection Period by the Company for a reason other than Cause or death or Disability, the Participant shall be entitled to the following (the “Regular Severance Benefit”):
     (i) a cash benefit equal to the product of (A) the Participant’s Target Annual Compensation and (B) 150% in the case of a Group I Participant, and 100% in the case of a Group II or Group III Participant (or in the case of a Group III Participant, such lesser amount as may be set forth in the applicable Participation Agreement);
     (ii) continuation of Qualifying Healthcare Coverage, at no increased cost to the Participant, for twenty-four (24) months in the case of a Group I Participant, and twelve (12) months in the case of a Group II or Group III Participant (or in the case of a Group III Participant, such shorter period as may be set forth in the applicable Participation Agreement); and
     (iii) all unvested Equity Awards that would otherwise vest within twelve (12) months of the Participant’s Termination Date for a Participant (or in the case of a Group III Participant, such shorter period as may be set forth in the applicable Participation Agreement) shall vest.
Article 5. Change in Control Benefits
     If the Participant’s employment is terminated during a Protection Period (i) by the Company for a reason other than Cause or death or Disability, (ii) by the Participant for Good Reason, or (iii) in an Anticipatory Termination, the Participant shall be entitled to the following (the “CIC Severance Benefit”):
     (i) a cash benefit equal to the product of (A) Participant’s Target Annual Compensation and (B) 200% in the case of a Group I Participant, and 150% in the case of a Group II or Group III Participant (or, in the case of a Group III Participant, such lesser amount as may be set forth in the applicable Participation Agreement);
     (ii) continuation of Qualifying Healthcare Coverage, at no increased cost to the Participant, for twenty-four (24) months in the case of a Group I Participant, and twelve (12) months in the case of a Group II or Group III Participant (or in the case of a Group III Participant, such shorter period as may be set forth in the applicable Participation Agreement); and
     (iii) all unvested Equity Awards held by a Participant shall become fully vested and, subject to the Company’s ability to cash out outstanding Equity Awards, all options, stock appreciation rights or other similar awards shall be exercisable until the earlier of the first anniversary of the Participant’s Termination Date and the expiration of the maximum original term of such award.
Article 6. Conditions and Limitations on Payment of Benefits
     6.1 Release and Non-Competition Agreement. No Participant shall be entitled to receive Executive Continuity Benefits under Articles 4 or 5 hereof unless such Participant (or if the Participant is disabled or deceased its estate, guardian or representative) executes, and delivers to the Company (a) a Release, and such Release becomes effective, within sixty (60) days following the Participant’s Termination Date, and (b) to the extent permitted by applicable law in the state in which the Participant resides on the Termination Date, a Non-Competition Agreement.
     6.2 Payment of Cash Benefits. The cash portion of any Executive Continuity Benefits shall be paid in equal bi-weekly installments over the Non-Competition Period applicable to the affected Participant. The Company’s obligation to pay each installment is conditioned upon the affected Participant’s compliance, after giving effect to any applicable cure periods, with the terms of the Participant’s Non-Competition Agreement through the date such installment is payable hereunder.
     For example, if, after giving effect to Article 7, a Group II Participant is to receive $300,000 in cash as part of the Regular Severance Benefits, the cash portion would be payable over the one year Non-Competition Period applicable to the Group II Participant in 26 equal installments of $11,538.46 each, subject to applicable tax withholding under Section 9.2. Each payment would be subject to the Group II Participant’s compliance with his or her obligations under the Non-Competition Agreement as of the date of such payment, after giving effect to any applicable cure periods.
     6.3 Third Party Escrow. Following a Change of Control, if a Participant sells any shares received upon vesting of any Equity Awards under clause (iii) of Article 5, or shares acquired upon exercise of any Equity Awards consisting of stock options or similar purchase rights that vest under clause (iii) of Article 5, Participant agrees to deposit 50% of the net proceeds from such sale (determined after deducting an amount equal to any taxes payable by the Participant as a result of such sale) into an escrow with a independent escrow agent designated by the Plan Administrator. The deposited net proceeds shall be held in escrow under the terms of an Escrow Agreement to be entered into among the Participant, the Company and the escrow agent until the expiration of the applicable Non-Competition Period and shall earn interest at the then prevailing LIBOR rate. The Escrow Agreement shall provide that, if, after giving effect to any applicable cure periods, the affected Participant has complied with the terms of the Participant’s Non-Competition Agreement as of the expiration date of the Non-Competition Period, the deposited net proceeds, together with any accrued interest shall be promptly delivered to the Participant by the escrow agent. The Escrow Agreement shall further provide that, if, after giving effect to any applicable cure periods, the affected Participant has not complied with the terms of Participant’s Non-Competition Agreement as of such date, the net proceeds shall be forfeited to the Company. The Escrow Agreement shall be in a form that is reasonably acceptable to the Plan Administrator.

     6.4 Other Benefits. The Company may maintain other severance plans or may have entered into or enter into in the future other agreements with certain employees which contain severance provisions or other rights (collectively “Other Severance Arrangements”). The Executive Continuity Benefits pursuant to Articles 4 and 5 hereof shall be reduced by any cash severance payments otherwise required to be provided to the Participant in connection with Participant’s termination of employment pursuant to such Other Severance Arrangements.
     6.5 No Benefits on Other Termination. If (a) the Participant voluntarily terminates employment with the Company (other than for Good Reason during the Protection Period), (b) the Company terminates the Participant’s employment for Cause, or (c) the Participant’s employment terminates by reason of his/her death or Disability, then the Participant shall not be entitled to receive Executive Continuity Benefits under Article 4 or Article 5 of the Plan.
Article 7. Tax Cap/Golden Parachute
     7.1 To the extent that any amount payable to a Participant hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Code, payable to the Participant in connection with the Participant’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the Participant’s Executive Continuity Benefits under Article 4 or Article 5 of the Plan shall be either (a) delivered in full or (b) delivered to such lesser extent as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable, federal, state and local income taxes and excise tax under Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent practicable, the Participant may elect which of the Executive Continuity Benefits, if any, gets reduced under this Section 7.1.
     7.2 The determination of whether any payments and/or benefits to a Participant constitute a “parachute payment” within the meaning of Section 280G of the Code and, if so, the amount to be delivered to the Participant pursuant to this Article 7 of the Plan shall be made by an independent auditor (the “Auditor”) selected by the Participant and the Company. The Auditor shall be a nationally recognized United States public accounting firm. If the Participant and the Company cannot agree on the firm to serve as the Auditor, then the Participant and the Company shall each designate one (1) accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. All fees and expenses of the Auditor shall be borne solely by the Company. Any determination by the Auditor shall be binding upon the Company and the Participant.
Article 8. Funding Policy and Method
     Benefits and any administrative expenses arising in connection with this Plan shall be paid as needed solely from the general assets of the Company. No contributions are required from any Participant. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Participants’ rights against the Company with respect to severance and other benefits provided under this Plan shall be those of general unsecured creditors.
Article 9. Employment Status; Withholding
     9.1 Employment Status. This Plan and the Participation Agreement do not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. Unless the Participant has a written and duly executed employment agreement with the Company that indicates otherwise, the Participant’s employment is and shall continue to be “at-will,” as defined under applicable law.
     9.2 Withholding Taxes. Payments hereunder are subject to all applicable taxes and withholding.
Article 10. Successors to Company
     As part of any Change in Control, the Successor shall be obligated and, as a condition of closing, caused to assume the obligations under this Plan and to perform the obligations hereunder which assumption shall be evidenced by an agreement in writing. All references to the “Company” shall include the Successor, as applicable.
Article 11. Modification or Termination of the Plan
     11.1 The Board may amend, modify or terminate this Plan at any time. On or before the second anniversary of the Effective Date, no amendment, modification or termination of this Plan shall adversely affect, in any way, the rights or Executive Continuity Benefits of any employee who has become a Participant under the Plan unless the Participant receives substantially similar rights and benefits under another plan or agreement adopted by the Company or this Plan has terminated as to the Participant under Section 11.2 below. After the second anniversary of the Effective Date, the Plan may be amended, modified or terminated in any manner upon one year’s prior written notice to each Participant whose rights or Executive Continuity Benefits may be adversely affected thereby and for whom this Plan has not then terminated.
     11.2 As to any Participant, the Plan should terminate on the earlier of: (i) the Participant’s death or disability or termination of employment for Cause; and (ii) the date any obligations of the Company under this Plan to Participant have been fully paid and distributed.
Article 12. Administration of Plan
     12.1 Administrative Procedures. The Plan Administrator, in accordance with the terms and intent of the Plan, shall administer the Plan and shall have full discretionary authority to interpret, construe and apply the provisions of the Plan and to make determinations as to the Participant’s rights to participate in the Plan, and the timing and amount of Executive Continuity Benefits, if any, owed to the Participant (or, in the case of the Participant’s death, his/her beneficiary or estate). The Plan Administrator, in accordance with the terms and intent of the

Plan, shall further adopt such rules and regulations, as it may deem necessary or advisable for the administration of the Plan.
     12.2 Benefit Determinations. All claims for Executive Continuity Benefits by the Participant must be made by notice in writing to the Plan Administrator (the “Claims Notice”) within forty-five (45) days following the Termination Date. If the Plan Administrator denies any Participant’s claim for Executive Continuity Benefits, the Plan Administrator shall notify such Participant of such denial by written notice (the “Benefit Determination Notice”) within forty-five (45) days following receipt of the Claims Notice, which shall set forth (i) the specific reason(s) for such denial, (ii) the Plan provisions that are the basis for the denial, (iii) an explanation of what other material or information is needed, if any, and why it is needed and (iv) an explanation of the claims review process. The Participant shall be afforded a reasonable opportunity for a full and fair review by the Plan Administrator of the decision to deny his/her claim for Executive Continuity Benefits.
     12.3 Appeal. If the Plan Administrator determines that the Participant is not eligible for Executive Continuity Benefits, or if the Participant believes that he/she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator (the “Review Petition”) within sixty (60) days after receipt of the Benefit Determination Notice. Participant’s petition shall state the specific reasons that the Participant believes entitle him/her to Executive Continuity Benefits or to greater or different Executive Continuity Benefits. The Plan Administrator shall promptly, but not later than forty-five (45) days after receipt of the Review Petition, notify the Participant in writing of its decision on appeal (the “Appeal Determination”), which shall specifically state the basis of the Plan Administrator’s decision and the specific provision(s) of the Plan on which the decision is based. The Plan Administrator’s decision on appeal shall be a final administrative determination on the claim.
     12.4 Governing Law. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the state of Delaware without regard to principles of conflicts of law. Each party hereto expressly waives the right to a trial by jury in any lawsuit or proceeding relating to or arising in any way from this Plan or the matters contemplated hereby. No action shall be brought by or on behalf of any Participant for or with respect to benefits due under this Plan unless the person bringing such action has exhausted the claims review process described in this Article 13.
     12.5 Attorneys’ Fees and Costs. In the event that a dispute regarding benefits arises between the Company or Plan Administrator and the Participant or, in the case of the Participant’s death, his or her beneficiary or estate, and such dispute is resolved through litigation in court, the court shall have the right to direct that all or a portion of the prevailing party’s reasonable attorneys’ fees and costs incurred in such action be paid by the other party.
Article 13. Miscellaneous Provisions
     13.1 Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     13.2 No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law (except as set forth in Article 11), including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 13.2 shall be void.
     13.3 Payment to Estate, Guardian or Fiduciary. The Executive Continuity Benefits payable to a Participant pursuant to this Plan, if the Participant subsequently dies or suffers a Disability before payment is completed shall be payable to the Participant’s estate or to his or her guardian or other fiduciary, respectively. If the Participant’s death or Disability occurs after he or she is or becomes entitled to any benefits hereunder then the Participant’s estate, guardian or fiduciary shall have the right to accept and obtain all of the Participants rights hereunder.
     13.4 Participant’s Cooperation. The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder and taking such other actions as may be requested by the Plan Administrator.
     13.5 Confidentiality. Participant shall keep the terms of the Plan and the Participation Agreement confidential and shall not disclose or characterize any of the terms to anyone (except as may be required by law) other than to members of his or her immediate family, his or her attorney, and persons assisting him or her in financial planning or income tax preparation, provided that Participant shall require these people to keep such information confidential.
     13.6 Non-ERISA Plan. The Plan is intended to be a welfare plan subject to ERISA pursuant to 29 CFR 2510.3-2(b)(1). In the event that this Plan is considered to be an employee pension plan under ERISA, it is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA.
     13.7 Captions. The captions of the sections and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     13.8 Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of any Participant). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Plan, if a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13.8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

     IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer on the 30th day of April, 2010.

CLEARWIRE CORPORATION

By:	/s/ William T. Morrow

Title:	Chief Executive Officer

APPENDIX A
CLEARWIRE CORPORATION
PARTICIPATION AGREEMENT
     Clearwire Corporation (“Company”) and                                          (“Participant”) hereby enter into this Participation Agreement. The Company and Participant agree to the terms and conditions of the Company’s 2010 Executive Continuity Plan (the “Plan”), as amended, a copy of which is attached hereto and incorporated herein. Participant acknowledges and agrees that upon execution of this Agreement, he/she will be deemed to waive his/her participation in, and any payment or benefits that he/she is now or may in the future become eligible for, pursuant to the Clearwire Corporation Change in Control Severance Plan (the “CIC Severance Plan”), as well as any severance protections, payments and/or benefits pursuant to any other agreement by and between the Company and Participant; provided, that, for so long as the Participant is entitled to receive benefits under the CIC Severance Plan as a result of the transactions under that Transaction Agreement and Plan of Merger, dated May 7, 2008, subject to Section 6.2 of the Plan, he/she shall remain entitled to receive benefits under the CIC Severance Plan to the extent that such benefits exceed the benefits that he/she would be entitled under the Plan.

PARTICIPANT

Date:	Signature:

Print Name:

CLEARWIRE CORPORATION

Date:	By:

Title:

APPENDIX B
FORM OF RELEASE
     In consideration of the payments due to Participant under the Clearwire Corporation 2010 Executive Continuity Plan (the “Plan”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Participant, intending to be legally bound, does hereby, on behalf of himself/herself and his/her agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Participant Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Participant or any of the Participant Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Participant’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Participant’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Participant under the Plan. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Participant of any claim for accrued or unpaid wages, benefits or any other type of payment. Notwithstanding the foregoing, Participant shall not be deemed to have released any claims for indemnity or contribution or claims for or in respect of (i) payment obligations arising under the Plan, (ii) vested benefits under any Company employee benefit plan, or (iii) coverage under any Directors and Officers insurance policies maintained by the Company or its subsidiaries, in each case, in respect of claims asserted against Participant in his/her capacity as an employee or officer of the Company.
     2. Participant expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Participant understands the significance of his/her release of unknown claims and his/her waiver of statutory protection against a release of unknown claims.

     3. Participant agrees that he/she will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his/her behalf with any agency, court or other government entity.
     4. Participant further agrees and recognizes that he/she has permanently and irrevocably severed his/her employment relationship with the Company, effective as of the date hereof, that he/she shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.
     5. The parties agree and acknowledge that the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Participant.
     6. Participant certifies and acknowledges as follows:
          (a) That he/she has read the terms of this Release, and that he/she understands its terms and effects, including the fact that he/she has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Plan and in this Release.
          (b) That he/she understands the significance of his/her release of unknown claims and his/her waiver of statutory protection against a release of unknown claims. Accordingly, Participant expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN his/her FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED his/her SETTLEMENT WITH THE DEBTOR.
          (c) That he/she is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, he/she further acknowledges that he/she is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he/she disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
          (d) That he/she has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he/she acknowledges is adequate and satisfactory to him and which he/she acknowledges is in addition to any other benefits to which he/she is otherwise entitled.

          (e) That he/she has been and is hereby advised in writing to consult with an attorney prior to signing this Release.
          (f) That he/she does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Plan with respect to payments and other rights due Participant on the date of, or during the period following, the termination of his/her employment.
          (g) That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Participant that Participant may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his/her knowing waiver of such 21-day consideration period), and he/she has been advised by the Company to consult with counsel in respect thereof.
          (h) That he/she has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.
          (i) That at no time prior to or contemporaneous with his/her execution of this Release has he/she filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he/she may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Participant is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Participant hereby grants the Company his/her perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Participant further covenants and agrees that he/she will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he/she will not aid or assist any such person or entity in prosecuting such Claim.
      7. Miscellaneous
          (a) This Release and the Plan, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Participant and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.
          (b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Participant, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Participant, on the other hand.
          (c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.
          (d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          (e) The obligations of each of the Company and Participant hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Participant and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Participant’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.
          (f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.
          (g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
*     *     *     *     *

          Intending to be legally bound hereby, Participant and the Company have executed this Release as of the date first written above.

[NAME]
By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING
I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: